NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Substantial Gains in Profits From Continuing Operations
For Both the Fourth Quarter And Year Of 2014

Spartanburg, South Carolina, February 9, 2015...Synalloy Corporation (Nasdaq:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, and specialty chemicals along with the distribution of seamless carbon pipe, announces that the fourth quarter of 2014 produced net sales from continuing operations of $48,569,000, an increase of $2,167,000 or 5% when compared to net sales from continuing operations for the fourth quarter of 2013 of $46,402,000. Net sales from continuing operations for the entire year of 2014 were $199,505,000 which was $2,754,000 or 1% higher than the same period of the prior year of $196,751,000. For the fourth quarter of 2014 the Company recorded net earnings from continuing operations of $1,409,000, or $0.16 per share compared to a net loss from continuing operations of $1,097,000, or a loss of $0.13 per share for the same quarter in the prior year. Net earnings from continuing operations for 2014 amounted to $12,619,000, or $1.45 per share, which represents an increase of 335% when compared to net earnings from continuing operations of $2,898,000, or $0.42 per share, for 2013. The Company's fiscal year is the 52 or 53 week period ending on the Saturday nearest to December 31. The fourth quarter and fiscal year of 2014 contained 14 weeks and 53 weeks, respectively, compared to the 13 week and 52 week periods for the prior year. As a result of the Company's common stock offering in September 2013, an additional 2,300,000 shares were sold and therefore are included in the weighted average share calculation for the fourth quarter and entire year of 2014. These additional shares have a dilutive effect when comparing all "per share" calculations for the entire year of 2014 with the same period of the prior year.
On June 27, 2014, the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab"). The unit lost approximately $2,258,000 in the first six months of 2014. Bristol Fab's collective bargaining agreement with the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada Local Union No. 538 (the "Union") expired on February 15, 2014. After lengthy negotiations with the Union, Bristol Fab was unable to reach an agreement. Also, upon closure of the operation, the Company was legally obligated to pay a withdrawal liability to the Union's pension fund of over $1.9 million. The Company realized a one-time charge in the second quarter of 2014 of $6,988,000 for costs associated with the closure of Bristol Fab. These costs, along with all non-recurring expenses associated with Bristol Fab, are included in the respective consolidated financial statements as discontinued operations.
On August 29, 2014, the Company completed the sale of all of the issued and outstanding membership interests of its wholly owned subsidiary, Ram-Fab, LLC, a South Carolina limited liability company ("Ram-Fab"), to a subsidiary of Primoris Services Corporation. The transaction was valued at less than $10 million, which consideration included cash at closing, Synalloy's ability to receive potential future earn-out payment(s) and the retention of specified Ram-Fab current assets. The Company realized a one-time charge in the third quarter of $1,996,000 for costs associated with the closure plus a $947,000 charge to write off the Company's investment in Ram-Fab. These charges, along with all non-recurring expenses associated with Ram-Fab are included in the respective consolidated financial statements as discontinued operations. Ram-Fab was reported as a part of the Metals Segment.
On November 21, 2014, the Company entered into a Stock Purchase Agreement with The Davidson Corporation, a Delaware corporation ("Davidson"), to purchase all of the issued and outstanding stock of Specialty Pipe & Tube, Inc., a Delaware corporation ("Specialty"). Established in 1964 with distribution centers in Mineral Ridge, Ohio and Houston, Texas, Specialty is a master distributor of seamless carbon pipe, with a focus on heavy wall, large diameter products. The purchase price for the all-cash acquisition was $31,500,000, subject to working capital adjustments post-closing. Davidson has the potential to receive earn-out payments up to a total of $5,000,000 if Specialty achieves targeted sales revenue over a two-year period following closing. The purchase price for the acquisition was funded through a combination of cash on hand, a new term loan with the Company's bank and an increase to the Company's current credit facility. The financial results for Specialty will be reported as a part of the Company's Metals Segment.
The Company evaluates its financial performance by eliminating all non-recurring, non-operational items from net income and earnings per share. Adjusted Net Income (Loss), a non-GAAP financial measure, represents reported income before taxes and eliminates discontinued operations, the effect of inventory gains and losses from changes in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the Palmer earn-out adjustment, the bargain purchase gain realized on the CRI acquisition, gain on excess death benefit and retention expense. In addition, recurring operating expenses that are in one period but not in the other are adjusted. Finally, a fixed 34% effective tax rate is applied to all periods to eliminate any income tax effect on operating results. The Company utilizes this non-GAAP measurement to present a more meaningful picture of core operations. The Adjusted Net Income for the fourth quarter of 2014 was $1,834,000, or $0.21 per share. This compared to an

Adjusted Net Loss for the fourth quarter of 2013 of $419,000, or a loss of $0.05 per share. For the entire year of 2014, Adjusted Net Income was $9,880,000, or $1.13 per share, up 120% over 2013 results of $4,482,000, or $0.65.
Earnings before discontinued operations, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory loss from change in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the Palmer earn-out adjustment, the bargain purchase gain realized on the CRI acquisition, gain on excess death benefit and retention expense ("Adjusted EBITDA"), a non-GAAP financial measure increased $4,101,000 or 730% to $4,663,000 in the fourth quarter of 2014, or $0.53 per share from $562,000, or $0.07 per share for the fourth quarter of the prior year. For 2014, Adjusted EBITDA was $21,677,000, or $2.49 per share, compared to $12,080,000, or $1.74 per share for 2013. This represents an increase of $9,597,000 or 79%.
Metals Segment
Sales from continuing operations during the fourth quarter of 2014 totaled $32,212,000, an increase of $698,000 or 2% from $31,514,000 for the same quarter last year. Sales from continuing operations for the entire year of 2014 were $134,304,000, a decrease of $5,930,000 or 4% from the same period of 2013. The increase for the fourth quarter was entirely due to including Specialty's sales in the Metals Segment in 2014. Storage tank sales decreased 3% and 8% for the fourth quarter and entire year of 2014 when compared to the same periods of the prior year. Pipe sales from continuing operations decreased 7% and 6% for the fourth quarter and entire year, respectively, of 2014 when compared to the prior year. The pipe sales decrease for the fourth quarter resulted from a 1% increase in average unit volumes offset by an 8% decrease in average selling prices. In the fourth quarter, the Metals Segment experienced non-commodity unit volumes increasing 47% while commodity unit volume decreased 13%. Selling prices for commodity pipe increased approximately 24% while selling prices for non-commodity pipe decreased approximately 44%. The non-commodity price decrease was largely attributable to mix differences between the periods.
The pipe sales decrease for the entire year of 2014 resulted from a 2% increase in average unit volumes combined with an 8% decrease in average selling prices. For 2014, the Metals Segment experienced commodity unit volumes decreasing 8% while non-commodity unit volume increased 28%. Selling prices for commodity pipe increased 8% while selling prices for non-commodity pipe decreased 28%.
The entire shortfall in storage tank sales for 2014 when compared to 2013 occurred in the fourth quarter of 2014 as a result of severe winter weather experienced during December of 2014 where ice and snow in West Texas prevented the delivery and installation of several tank batteries. The decrease for the entire year of 2014 resulted from fewer salt water disposal projects in the current year along with the year-end weather factors described earlier.
The Bechtel nuclear project, which was completed early in the fourth quarter of 2013, accounted for the decrease in Metals Segment sales for the entire year of 2014. The Segment also focused on obtaining an improved sales mix in 2014. Less profitable commodity pipe sales were replaced with higher margin commodity and special alloy welded stainless pipe shipments.
The Metals Segment's operating income from continuing operations was $2,511,000 for the fourth quarter of 2014 compared to a loss of $1,885,000 for the fourth quarter of 2013. Operating income from continuing operations for the entire year of 2014 for the Metals Segment increased $12,248,000 or 970% to $13,511,000 when compared to $1,263,000 for the same period of the prior year. Operating income from continuing operations was impacted by the following factors:

a)	The Company-wide cost cutting initiatives implemented in January 2014 had a favorable effect on profitability for 2014 with the average cost per pound produced decreasing 7%.

b)	Six weeks of Specialty's operating income was included in the fourth quarter of 2014.

c)
As mentioned earlier, the severe winter weather in West Texas resulted in several lost shipping days, especially at year-end. The weather also slowed drill site development, causing several customers to delay their shipments.

d)
As mentioned above, BRISMET's product mix changed significantly in 2014. New sales pricing tools have allowed the sales department to focus on profitable sales quotes while backing away from the lower margin business.

e)
Sales and operating income for 2013 were significantly affected by the low margin Bechtel nuclear project, which was completed in 2013. The facility successfully converted that effort to higher margin products in 2014.

f)
As a result of fluctuations in nickel prices, the Company experienced inventory losses of approximately $228,000 and $118,000 for the fourth quarter and entire year of 2014, respectively, compared to inventory losses of approximately $719,000 and $3,350,000, respectively, for the same periods of 2013.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the fourth quarter of 2014 were $16,357,000, which represented a 10% increase from $14,888,000 for the same quarter of 2013. Sales for the year of 2014 were $65,201,000, an increase of $8,684,000 or 15% from $56,517,000 for 2013. A significant portion of the increase in revenues can be attributed to the addition of new customers at both facilities, but especially at CRI Tolling. Overall selling prices decreased 4% and 8% in the fourth quarter and entire year of 2014 when compared to the same periods of 2013 due in part to an increase in the usage of a lower cost raw material that is reflected in the selling prices at Manufacturers Chemicals and generally lower average selling prices at CRI Tolling which results from a higher concentration of customer supplied raw materials. Operating income for the fourth quarter of 2014 and 2013 was $1,358,000 and $1,277,000, respectively, an increase of 6%. For 2014, operating income was $6,130,000 compared to $5,743,000 for the same period of 2013, which represents an increase of 7%. The increase in operating income in the current year resulted from the higher sales volumes plus the inclusion of CRI Tolling for the entire year of 2014. CRI Tolling continues to outperform management's acquisition projections. The Specialty Chemicals Segment continues to focus on improving the product mix to higher margin products and controlling operating and support costs. At CRI Tolling, streamlining processes and improving production capabilities will continue to be a major focus. Manufacturers Chemicals will continue to focus on penetrating multiple new markets that will impact long-term organic growth.
On August 26, 2013, CRI Tolling completed the purchase of substantially all of the assets and assumed certain operating liabilities of Color Resources, LLC ("CRI"). The assets purchased from CRI included equipment and certain other assets and approximately $387,000 of inventory and accounts receivables, net of assumed payables. The total purchase price was $1,100,000. The Company acquired the building and land where CRI operates in a separate transaction on August 9, 2013 for approximately $3,500,000. The Company viewed both the building and operating assets of CRI together as one business, capable of providing a return to ownership by expanding the Segment's production capacity. Accordingly, the acquisition meets the definition of a business and the transaction is structured in a way that meets the definition of a business combination. The Company funded the acquisition of CRI through a new term loan with the Company's bank, plus an increase in its line of credit.
Other Items
Unallocated corporate expenses for the fourth quarter of 2014 decreased $10,000 to $789,000 (1.6% of sales) compared to $799,000 (1.7% of sales) for the fourth quarter of 2013. Unallocated corporate expenses increased $49,000 to $3,292,000 (1.7% of sales) for 2014 from $3,243,000 (1.6% of sales) for 2013. The fourth quarter decrease resulted from shelf registration costs in the prior year partially offset by higher incentive based bonuses while the total year's results increased as a result of higher projected incentive based bonuses for 2014 which were partially offset by lower travel and shelf registration costs.
Interest expense for the fourth quarter of 2014 was $303,000 compared to $281,000 for the fourth quarter of 2013. The increase resulted from the additional borrowings associated with the Specialty acquisition. For the entire year, interest expense decreased to $1,092,000 for 2014 compared to $1,357,000 for 2013. The lower expense levels for the year resulted from the Company paying off the outstanding balance of its line of credit in October 2013 with a portion of the proceeds from the September 30, 2013 public stock offering.
On November 21, 2014, the Company amended its credit agreement to add a $10,000,000, five-year, variable rate term loan with equal monthly principal payments over the life of the loan. The Company's current credit facility was increased by $15,000,000 to a maximum of $40,000,000 and the maturity date extended to November 21, 2017.
In connection with the acquisition of CRI, on August 9, 2013 the Company amended its credit agreement for a new ten-year term loan in the amount of $4,033,000, with monthly principal payments customized to account for the 20-year amortization of the real estate assets combined with a 5-year amortization of the equipment assets purchased. In conjunction with the new term loan, to mitigate the variability of interest rate risk, the Company entered into an interest rate swap contract on September 3, 2013. The interest rate swap is for an initial notional amount of $4,033,000 with a fixed interest rate of 4.83% and runs for ten years to August 19, 2023, which equates to the due date of the term loan. The notional amount of the interest rate swap decreases as monthly principal payments are made.
Also, the change in the fair value of the interest rate swap contracts increased unallocated expenses for the fourth quarter of 2014 by $234,000 and decreased unallocated expenses by $214,000 for the fourth quarter of 2013. Unallocated expenses increased by $426,000 in 2014 for the change in the fair value of the interest rate swap contracts while decreasing unallocated expenses by $741,000 for 2013.
During the second quarter of 2014, management reviewed the reserves for Palmer’s second and third year earn-out payments. The earn-out periods run from August 22nd to August 21st of the following year, with a threshold target of $5.825 million in EBITDA in order for the former shareholders of Palmer to receive an earn-out payment of $2.5 million. An additional earn-out payment of $1.0 million can be achieved at $6.825 million in EBITDA. While Palmer’s EBITDA results in the second quarter of this year exceeded the same period last year, EBITDA in the fourth quarter of 2013 and in January and February of this year trailed the threshold EBITDA target required for the sellers to receive the base earn-out payment.
At the time of the second quarter 2014 adjustment, with approximately 7 weeks remaining in the earn-out period, management did not expect the threshold EBITDA target of $5.825 million to be achieved. Looking out to the third and final year of the earn-out period, management does expect Palmer to achieve the threshold EBITDA target of $5.825 million. The Company remains pleased with Palmer’s performance to date and its prospects for the future, however management does not expect the business unit to reach the $6.825 million level in the final earn-out period.
The amounts originally estimated for future earn-out payments and our current estimates are as follows:

	Original estimate	Current estimate	Difference
Year 2	$2,500,000	$—	$2,500,000
Year 3	3,500,000	2,500,000	1,000,000
Total	$6,000,000	$2,500,000	$3,500,000
During the second quarter of 2014, the Company recorded a one-time favorable adjustment at the parent company level of $3,476,000 to reduce the earn-out liability to the present value of our current estimate. The actual second year EBITDA for Palmer fell below the minimum target level and no payment was made. At the end of 2014, the Company analyzed actual results to-date for the third year and determined that no additional adjustment to the earn-out liability was required.
The Specialty Chemicals Segment realized a $1,077,000 bargain purchase gain net of deferred taxes from the acquisition of CRI in the third quarter of 2013. The gain resulted primarily from the fair value of land, building and equipment exceeding the cost paid for these assets. The total amount of the gain was approximately $1,678,000. The Company reduced this amount by approximately $601,000 to establish a deferred tax liability to provide for future book to tax depreciation differences. The net bargain purchase gain of $1,077,000 is not taxable for federal or state purposes and was removed from the 2013 third quarter and year-to-date tax provision.
The Company's cash balance decreased $1,747,000 during 2014 from $1,774,000 at the end of 2013 to $27,000 as of January 3, 2015. The change in the 2014 and 2013 balance sheet accounts were adjusted by the initial Specialty values when calculating the following cash items.

a)	The purchase of Specialty resulted in a net cash outlay of approximately $21,392,000;
b) The Company received approximately $3,610,000 from the sale of Ram-Fab;

c)
Net accounts receivable decreased approximately $3,417,000 at January 3, 2015 when compared to the prior year end which resulted from the closing of BristolFab and Ram-Fab during 2014 combined with lower storage tank sales during the fourth quarter of 2014;

d)
Net inventories increased $654,000 as of January 3, 2015 compared to the end of 2013 as a result a significant raw material purchase by BRISMET during December 2014, partially offset by the closing of BristolFab and Ram-Fab during 2014;

e)
The Company generated cash during 2014 as accounts payable increased $7,820,000 as of January 3, 2015 from the prior year end due to the timing of the aforementioned raw material purchase by BRISMET during December 2014 combined with the Company experiencing an expansion in the number of accounts payable days outstanding;

f)	The Company paid a cash dividend of approximately $2,633,000 during the fourth quarter of 2014; and

g)	Capital expenditures for 2014 were approximately $8,090,000, of which approximately $3,953,000 was for the planned CRI expansion.
These items, combined with the cash generated through operations, resulted in the Company having approximately $31,789,000 of fixed-rate bank debt outstanding as of January 3, 2015. Covenants under the various debt agreements include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth and total liabilities to tangible net worth ratio. The Company is also limited to a maximum amount of capital expenditures per year, which is in line with the Company's current projected needs. The Company is in compliance with all debt covenants at January 3, 2015.
Outlook
During 2014, Synalloy acquired a stable, profitable company and sold / closed two under performing subsidiaries. Management believes these changes leave the overall Company stronger for future growth and sustained profitability.
The Metals Segment's business continues to be highly dependent on its customers' capital expenditures. Special project and overall backlog is strong at BRISMET, with many large diameter and special alloy projects in the pipeline. International inquiries, which are comprised mainly of special alloy products, are on the rise. Nickel prices, which result in stainless steel surcharges, peaked during mid-May, with an increase of approximately 50% since the end of 2013. Since that time, nickel prices have fallen significantly from the high with nickel decreasing 14% during the fourth quarter. For the entire year of 2014 nickel increased 6% and has remained relatively flat through February 6, 2015. If an Indonesian ban on ore exports remains in place, nickel prices have room to increase from their current levels. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero.
We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe. Our market position remains strong in the commodity pipe market and we continue to see strong order activity in special alloys. Gulf coast activity remains vigorous for chemical, petro-chem, fertilizer and plastic end-user applications. Should oil prices remain or fall below their current levels, management anticipates that sales for storage tanks and carbon pipe will be affected beginning in the second quarter of 2015. Palmer and Specialty introduced new product lines in 2014 which will help to mitigate any declining sales in existing product lines.
The storage tank backlog was $12,229,000 at January 3, 2015 and $11,477,000 at December 28, 2013.
Specialty Chemicals Segment's sales and profitability should continue to show improvement for the entire year of 2015 as CRI Tolling ramps up production to support the BioBased Technologies' agreement that was announced earlier this year. Production began in mid-January 2015 and should ramp up quickly during the remainder of the first quarter of 2015. This production utilizes the new reaction area that the Company added during 2014. In addition, both units aggressively pursue new business opportunities, evaluate product pricing, increase growth to direct customers and identify new sales opportunities for product offerings that have available production capacity. The Specialty Chemicals Segment's project pipeline is heavily weighted with oil and gas opportunities and since the Company is a relatively new supplier to the oil and gas chemical segment, management believes this area will still show strong improvement in 2015, even with lower oil prices. Management expects operating margins to hold steady at current levels.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income (Loss) and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the one-time favorable Palmer earn-out adjustment, the bargain purchase gain from the CRI acquisition, gain on excess death benefit and retention costs from net income (loss). They also utilize a constant effective income tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the one-time favorable Palmer earn-out adjustment, the bargain purchase gain on the CRI acquisition, gain on excess death benefit and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS
Condensed Statements Of Operations

	THREE MONTHS ENDED		YEAR ENDED
	Jan 3, 2015	Dec 28, 2013	Jan 3, 2015	Dec 28, 2013
	(unaudited)	(unaudited)	(unaudited)

Net sales from continuing operations
Metals Segment	$32,212,000	$31,514,000	$134,304,000	$140,234,000
Specialty Chemicals Segment	16,357,000	14,888,000	65,201,000	56,517,000
	$48,569,000	$46,402,000	$199,505,000	$196,751,000

Operating income (loss) from continuing operations
Metals Segment	$2,511,000	$(1,885,000)	$13,511,000	$1,263,000
Specialty Chemicals Segment	1,358,000	1,277,000	6,130,000	5,743,000
	3,869,000	(608,000)	19,641,000	7,006,000
Unallocated expenses
Corporate	789,000	799,000	3,292,000	3,243,000
Acquisition costs	305,000	61,000	302,000	264,000
Interest expense	303,000	281,000	1,092,000	1,357,000
Change in fair value of interest rate swap	234,000	(214,000)	426,000	(741,000)
Palmer earn-out adjustment	—	—	(3,476,000)	—
Bargain purchase gain on CRI acquisition, net of tax	—	—	—	(1,077,000)
Other income	—	(148,000)	—	(148,000)

Net income (loss) from continuing operations
before income taxes	2,238,000	(1,387,000)	18,005,000	4,108,000
Provision for (benefit from) income taxes	829,000	(290,000)	5,386,000	1,210,000

Net income (loss) from continuing operations	1,409,000	(1,097,000)	12,619,000	2,898,000
Income (loss) from discontinued operations,
net of tax	598,000	(1,982,000)	(7,157,000)	(1,137,000)

Net income (loss)	$2,007,000	$(3,079,000)	$5,462,000	$1,761,000

Net income (loss) per common share from
continuing operations
Basic	$0.16	$(0.13)	$1.45	$0.42
Diluted	$0.16	$(0.13)	$1.45	$0.42
Net loss per common share from
discontinued operations
Basic	$0.07	$(0.23)	$(0.82)	$(0.16)
Diluted	$0.07	$(0.23)	$(0.82)	$(0.16)
Average shares outstanding
Basic	8,710,000	8,636,000	8,702,000	6,942,000
Diluted	8,739,000	8,636,000	8,721,000	6,947,000
Other data:
Adjusted EBITDA (1)	$4,663,000	$562,000	$21,677,000	$12,080,000
Backlog - storage tanks	$12,229,000	$11,477,000
(1) The term Adjusted EBITDA (earnings before discontinued operations, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the Palmer earn-out adjustment, the bargain purchase gain realized on the CRI acquisition, gain on excess death benefit and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income (Loss) from
Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Jan 3, 2015	Dec 28, 2013	Jan 3, 2015	Dec 28, 2013

Consolidated
Net income (loss) from continuing operations	$1,409,000	$(1,097,000)	$12,619,000	$2,898,000
Adjustments:
Interest expense	303,000	281,000	1,092,000	1,357,000
Change in fair value of interest rate swap	234,000	(214,000)	426,000	(741,000)
Income tax expense (benefit)	829,000	(290,000)	5,386,000	1,210,000
Depreciation	907,000	723,000	3,723,000	3,075,000
Amortization	439,000	407,000	1,466,000	1,598,000
Inventory loss from change in nickel prices	228,000	719,000	118,000	3,350,000
Lower of cost or market inventory adjustment	—	(138,000)	(11,000)	(247,000)
Acquisition costs	305,000	61,000	302,000	264,000
Shelf registration costs	—	215,000	23,000	298,000
Palmer earn-out adjustment	—	—	(3,476,000)	—
Bargain purchase gain on CRI acquisition, net of tax	—	—	—	(1,077,000)
Gain on excess death benefit	—	(120,000)	—	(120,000)
Retention expense	9,000	15,000	9,000	215,000

Adjusted EBITDA	$4,663,000	$562,000	$21,677,000	$12,080,000
% sales	9.6%	1.2%	10.9%	6.1%

Adjusted EBITDA per share, diluted	$0.53	$0.07	$2.49	$1.74

Metals Segment
Net income (loss) from continuing operations	$2,511,000	$(1,885,000)	$13,511,000	$1,263,000
Adjustments:
Depreciation	690,000	500,000	2,692,000	2,280,000
Amortization	418,000	382,000	1,385,000	1,530,000
Inventory loss from change in nickel prices	228,000	719,000	118,000	3,350,000
Lower of cost or market inventory adjustment	—	(138,000)	(11,000)	(247,000)
Retention expense	9,000	—	9,000	200,000

Metals Segment Adjusted EBITDA	$3,856,000	$(422,000)	$17,704,000	$8,376,000
% segment sales	12.0%	(1.3)%	13.2%	6.0%

Specialty Chemicals Segment
Net income	$1,358,000	$1,277,000	$6,130,000	$5,743,000
Adjustments:
Depreciation	202,000	196,000	952,000	638,000
Amortization	5,000	12,000	22,000	21,000
Retention expense	—	15,000	—	15,000

Specialty Chemicals Segment Adjusted EBITDA	$1,565,000	$1,500,000	$7,104,000	$6,417,000
% segment sales	9.6%	10.1%	10.9%	11.4%

Reconciliation of Income (Loss) from Continuing Operations
and Earnings (Loss) per Share from Continuing Operations to
Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Jan 3, 2015	Dec 28, 2013	Jan 3, 2015	Dec 28, 2013

Income (loss) from continuing operations before
taxes, as reported	$2,238,000	$(1,387,000)	$18,005,000	$4,108,000

Adjustments:
Inventory loss from change in nickel prices	228,000	719,000	118,000	3,350,000
Lower of cost or market inventory adjustment	—	(138,000)	(11,000)	(247,000)
Acquisition costs	305,000	61,000	302,000	264,000
Shelf registration costs	—	215,000	23,000	298,000
Palmer earn-out adjustment	—	—	(3,476,000)	—
Bargain purchase gain on CRI acquisition, net of tax	—	—	—	(1,077,000)
Gain on excess death benefit	—	(120,000)	—	(120,000)
Retention expense	9,000	15,000	9,000	215,000

Adjusted income (loss) from continuing operations
before income taxes	2,780,000	(635,000)	14,970,000	6,791,000

Provision for (benefit from) income taxes at 34%	946,000	(216,000)	5,090,000	2,309,000

Adjusted net income (loss) from continuing operations	$1,834,000	$(419,000)	$9,880,000	$4,482,000

Average shares outstanding, as reported
Basic	8,710,000	8,636,000	8,702,000	6,942,000
Diluted	8,739,000	8,636,000	8,721,000	6,947,000

Adjusted net income (loss) from continuing operations
per common share
Basic	$0.21	$(0.05)	$1.14	$0.65
Diluted	$0.21	$(0.05)	$1.13	$0.65

Condensed Consolidated Balance Sheets
	Jan 3, 2015	Dec 28, 2013
	(unaudited)
Assets
Cash	$27,000	$1,774,000
Accounts receivable, net	29,230,000	29,923,000
Inventories	67,675,000	51,496,000
Sundry current assets	8,382,000	7,868,000
Current assets of business held for sale	—	8,550,000
Total current assets	105,314,000	99,611,000

Property, plant and equipment, net	39,937,000	32,665,000
Goodwill	23,250,000	17,253,000
Intangible assets, net	17,002,000	6,930,000
Other assets	2,346,000	2,583,000
Non-current assets of business held for sale	—	4,218,000

Total assets	$187,849,000	$163,260,000

Liabilities and Shareholders' Equity
Accounts payable	$21,388,000	$11,441,000
Accrued expenses	10,150,000	6,830,000
Current portion of long-term debt	4,534,000	2,534,000
Current portion of contingent consideration	4,660,000	2,500,000
Current liabilities of business held for sale	—	1,319,000
Total current liabilities	40,732,000	24,624,000

Long-term debt	27,255,000	20,904,000
Long-term contingent consideration	2,597,000	3,362,000
Other long-term liabilities	7,811,000	8,272,000
Shareholders' equity	109,454,000	106,098,000

Total liabilities and shareholders' equity	$187,849,000	$163,260,000